UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2006

PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	000-25887	36-3681151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
Ten North Dearborn Chicago, Illinois		60602 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 683-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2006, PrivateBancorp, Inc. (the “Company”) entered into an agreement and plan of merger (the “Agreement”) to acquire Piedmont Bancshares, Inc. (“Piedmont”) in a stock and cash transaction valued at $46.6 million, inclusive of all outstanding options, warrants and shares of convertible preferred stock of Piedmont. Under the terms of the Agreement, each holder of Piedmont common stock will be entitled to elect to receive either cash in the amount of $29.68 per share, without interest, or that number of shares of the Company’s common stock equal to $29.68 divided by the average of the last reported sales price of the Company’s common stock over the ten days ending five days prior to the closing, subject to a maximum price per share of $48.40 and a minimum price per share of $39.60, as further described in the Agreement, or a combination of both cash and stock, subject to the limitation and proration procedures detailed in the Agreement. Approximately 60% of the total consideration will be paid in stock and approximately 40% will be paid in cash. Upon completion of the merger, Piedmont’s wholly-owned bank subsidiary, Piedmont Bank of Georgia, will become a wholly-owned subsidiary of the Company.

Consummation of the merger is subject to the receipt of all necessary federal and state regulatory approvals, the approval of Piedmont’s shareholders, and satisfaction of certain other customary closing conditions as set forth in the Agreement. Each of the directors and certain executive officers of Piedmont have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the merger and related transactions. The transaction is currently expected to be completed in the fourth quarter of 2006.

The above description of the Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the definitive Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Agreement has been included to provide the agreed upon terms of the transaction. It is not intended to provide any other factual information about Piedmont or the Company. Such information regarding the Company can be found in the other public filings it makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties by Piedmont are qualified by information in the confidential disclosure schedules attached to the Agreement. While the Company does not believe that these schedules contain information securities laws require it to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts, since they may be modified in important part by the underlying disclosure schedules.

Item 7.01.  Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated herein by reference, is a copy of the press release issued by the Company on August 3, 2006, announcing the signing of the Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1          Agreement and Plan of Merger by and among PrivateBancorp, Inc. and Piedmont Bancshares, Inc., dated as of August 2, 2006.

Exhibit 99.1       Press Release dated August 3, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATEBANCORP, INC.

Date: August 3, 2006	By:	/s/ Ralph B. Mandell
Ralph B. Mandell
Chairman of the Board, President and Chief Executive Officer

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EXHIBIT INDEX

Number	Description

Exhibit 2.1
Agreement and Plan of Merger by and among PrivateBancorp, Inc. and Piedmont Bancshares, Inc., dated as of August 2, 2006. The Agreement includes the following exhibits, which have been omitted from this report; the Company agrees to furnish a copy of these exhibits to the Commission supplementally upon request:

Exhibit A:   Form of Certificate of Amendment of Certificate of Designation of Series A Convertible Preferred Stock
Exhibit B:    Form of Affiliate Letter and Voting Agreement
Exhibit C:    Form of Opinion of Piedmont’s Counsel
Exhibit D:    Form of Opinion of PrivateBancorp’s counsel

Exhibit 99.1	Press Release dated August 3, 2006.